     TWENTIETH SUPPLEMENTAL INDENTURE (the "Twentieth Supplemental Indenture"), dated as of March 19, 2001 between Consolidated Natural Gas Company, a Delaware corporation (including its predecessors by merger, the "Company"), and The Chase Manhattan Bank, a New York banking corporation, formerly known as Chemical Bank, successor by merger to Manufacturers Hanover Trust Company, as Trustee (the "Trustee"), to the Indenture between the Company and the Trustee, dated as of May 1, 1971, as amended or supplemented from time to time (the "Indenture").

                                  WITNESSETH:

     WHEREAS, the Company has requested the Trustee to enter into this Twentieth Supplemental Indenture for the purpose of amending and modifying the Indenture in accordance with Section 14.02 of the Indenture; and

     WHEREAS, consents of the requisite holders of the Debentures to the execution of this Twentieth Supplemental Indenture, together with an officers' certificate and opinion of counsel, all in accordance with Section 14.03 of the Indenture, have been delivered to the Trustee.

     NOW, THEREFORE, intending to be legally bound hereby, the parties hereto agree as follows:

                                   ARTICLE I

                          AMENDMENTS TO THE INDENTURE

     Section 1.1.  Sections 6.05, 6.06, 6.07, 6.08, 6.09 and 6.10 of the
Indenture are deleted and shall have no further force and effect.

     Section 1.2 Section 4.01 of each of the Seventeenth and Eighteenth Supplemental Indentures is deleted and shall have no further force and effect.

     Section 1.3. A new Section 6.15 is added to the Indenture, reading as follows:

     SECTION 6.15. The Company shall perform, observe and comply with all the covenants and restrictions of the Indenture, dated as of April 1, 1995, between the Company and United States Trust Company of New York, as Trustee, as amended and supplemented from time to time (the "1995 Indenture"); provided, that no amendment requiring consent of the holders of debt securities under the 1995 Indenture shall apply to the Indenture unless such amendment shall have been approved and consented to in accordance with the procedures set forth in Article Fourteen of this Indenture.


     Section 1.4.  No additional Debentures may be issued under the Indenture.

                                   ARTICLE II

                                 EFFECTIVE TIME

     Section 2.1 This Twentieth Supplemental Indenture shall become effective immediately upon its execution by the parties hereto and without any further action by any person as of the date hereof.

                                  ARTICLE III

                            MISCELLANEOUS PROVISIONS

     Section 3.1 The Indenture, as amended and modified by this Twentieth Supplemental Indenture, is in all respects ratified and confirmed; this Twentieth Supplemental Indenture shall be deemed part of the Indenture in the manner and to the extent herein and therein provided; and all the terms, conditions, and provisions of the Indenture shall remain in full force and effect, as amended and modified hereby.

     Section 3.2 This Twentieth Supplemental Indenture shall be deemed to be a contract made under the laws of the State of New York, and for all purposes shall be construed in accordance therewith.

     Section 3.3 The recitals herein contained are made by the Company and not by the Trustee, and the Trustee assumes no responsibility for the correctness thereof. The Trustee makes no representation as to the validity or sufficiency of this Twentieth Supplemental Indenture.

     Section 3.4 This Twentieth Supplemental Indenture may be executed in any number of counterparts and by different parties thereto on separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement.

     Section 3.5 Capitalized terms used herein without definition have the meanings assigned such terms in the Indenture.

     IN WITNESS WHEREOF, the parties hereto have caused this Twentieth Supplemental Indenture to be duly executed and their respective corporate seals to be hereunto affixed and attested, all as of the date hereof.


                             CONSOLIDATED NATURAL GAS COMPANY


                             By:         /s/ G. Scott Hetzer
                                 --------------------------------------------
                                 Name:  G. Scott Hetzer
                                 Title:  Senior Vice President and Treasurer

Attest:

By:       /s/ J. P. Carney
     --------------------------------
       Name:  J. P. Carney
       Title:  Assistant Treasurer


                             THE CHASE MANHATTAN BANK, as Trustee

                             By:    /s/ Natalia Rodriguez
                                 ------------------------------------------
                                 Name: Natalia Rodriguez
                                 Title: Assistant Vice President

Attest:

By:  /s/ Diane Darconte
    ---------------------
     Name: Diane Darconte
     Title: Trust Officer